PRESS RELEASE                                          The Meditrust Companies
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197 First Avenue o Needham, Massachusetts 02194-9127              (781) 433-6000
                                                            o Fax (781) 433-1290


                                        Contact: Elaine M. Quinlan
                                        Investor Relations
                                        781-433-6000
                                        E-Mail: meditrust@reit.com


                              FOR IMMEDIATE RELEASE

         MEDITRUST AND SANTA ANITA SHAREHOLDERS APPROVE REVERSE MERGER

Needham Heights, MA - November 5, 1997 - Meditrust (NYSE:MT) announced today that the shareholders of Meditrust and The Santa Anita Companies (NYSE:SAR) voted overwhelmingly in favor of Meditrust's merger with and into The Santa Anita Companies. The merger was consummated immediately following the shareholder meetings, and The Santa Anita Companies changed its name to The Meditrust Companies, which consist of Meditrust Corporation, and Meditrust Operating Company. These two companies will trade together under the ticker symbol "MT" on the New York Stock Exchange beginning Thursday, November 6, 1997.

As part of the merger, each outstanding share of Meditrust has been converted into the right to receive 1.2016 paired shares of both Meditrust Corporation and Meditrust Operating Company. The opening price of the new Meditrust shares, both newly issued and old Santa Anita shares, will be based on today's closing price of The Santa Anita Companies' shares. Trading of the shares under the Santa Anita name on the New York Stock Exchange will be terminated as of the close of business today.

According to Abraham D. Gosman, Chairman of The Meditrust Companies, "We are delighted to see that the investment community has embraced the decision of the Boards to merge our companies. Since the announcement of the merger, the value of Santa Anita shares has increased by more than $75 million and the value of Meditrust shares has increased by more than $350 million."

David F. Benson, President of Meditrust Corporation, said, "We have created for our shareholders a company that will aggressively pursue and capitalize upon opportunities within strategic growth industries."

The Meditrust Companies, with headquarters in Needham Heights, Massachusetts, is a paired share real estate investment trust. Meditrust has investments in 491 health care facilities in 41 states with 38 different operators and has total assets in excess of $3 billion. Meditrust also owns and operates a premier thoroughbred horse racing facility in California through its subsidiary, The Santa Anita Companies. The market capitalization of The Meditrust Companies is approximately $3 billion.

Editor's Note: This release is also available on the Internet over the World Wide Web: http://www.reit.com.